Renewable Assets, Inc.
                           7040 W. Palmetto Park road
                                Building 4, #572
                               Boca Raton, FL 3343

                                                              May 5, 2005


Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street N.W.
Washington, DC 20549

      Re: Form 10-SB; file No. 50699
          --------------------------

Ladies and Gentlemen:

         The undersigned, Renewable Assets, Inc., hereby requests withdrawal of the above-referenced registration statement on Form 10-SB.


                                       Very truly yours,


                                       RENEWABLE ASSETS, INC.

                                       By: /s/ ALFRED M. SCHIFFRIN
                                           -------------------------------------
                                           Alfred M. Schiffrin, Pres.